SECURITIES  AND EXCHANGE COMMISSION
                  WASHINGTON, D.C.  20549



                          FORM 8-K


                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of
            The Securities Exchange Act of 1934


              Date of Report:  December 5, 1994



                      UNOCAL CORPORATION
    ----------------------------------------------------
   (Exact name of registrant as specified in its charter)



           Delaware                    1-8483             95-3825062
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(State or other jurisdiction of     (Commission      (I.R.S. Employer
incorporation or organization)       File Number)     Identification No.)




    1201 West Fifth Street, Los Angeles, California      90017
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    (Address of principal executive offices)           (Zip Code)




Registrant's telephone number, including area code: (213) 977-7600

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ITEM 5.   OTHER EVENTS

     Los Angeles, December 5 -- Unocal Corporation today announced a change in the company's accounting policy for recognizing the reduction in value of certain oil and gas producing properties.
     Under the new policy, the company will evaluate properties for impairment on a field-by-field basis, compared with the country-by-country basis previously in use. As a result of this change, Unocal anticipates taking a charge of approximately $445 million pretax ($275 million aftertax) to earnings in the fourth quarter 1994. The charge reflects the write-down of certain oil and gas producing properties in the U.S. from which the estimated undiscounted future cash flows are less than the current net book value of the properties.
     The company also said it anticipates a write-down of $35 million pretax ($22 million aftertax) for certain other properties.
     The company said that the effect of the write-downs will be to reduce its domestic depreciation expense by 13 percent, or about 55 cents per barrel of oil equivalent (BOE), assuming current production levels. On a worldwide basis, the company's depreciation expense will be reduced by about nine percent, or 33 cents per BOE.
     The company also said that it is reviewing its provisions for environmental clean-up costs and anticipates taking additional charges in the fourth quarter. Subject to this review, the company said that it expects to add between $150 million and $250 million pretax ($93 million to $155 million aftertax) to its provisions for environmental clean-up costs.
     In addition, the company expects to record a $35 million pretax ($22 million aftertax) provision for pending litigation expenses, as well as a previously announced $25 million pretax ($15 million aftertax) for costs related to reductions in corporate staff.
     The provisions announced today have been reviewed with Coopers & Lybrand, the company's independent auditors. However, the final provisions are subject to further review by the company and the auditors.


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                                 SIGNATURE


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                      UNOCAL CORPORATION
                                      ------------------
                                         (Registrant)






Dated:  December 5, 1994        By:   CHARLES S. MCDOWELL
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                                      Charles S. McDowell,
                                       Vice President and Comptroller







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